SECOND AMENDED JOBS ACT / REGULATION A, AS AMENDED - OFFERING CIRCULAR[1]
THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION AND THE STATE OF NEW YORK
- OFFICE OF THE ATTORNEY GENERAL - INVESTOR PROTECTION UNIT  DO NOT PASS UPON
THE MERITS OF OR GIVE APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE
OFFERING, OR PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR
OTHER SELLING LITERATURE. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION
FROM REGISTRATION WITH THE COMMISSION AND PURSUANT TO REGISTRATION WITH THE
STATE OF NEW YORK; HOWEVER, NEITHER THE COMMISSION NOR THE STATE OF NEW YORK
HAVE MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED HEREUNDER
ARE EXEMPT FROM REGISTRATION.[2]
Issuing Company: Mid-Hudson Region Rural Broadband Company, Inc.
Issuers Representative: Tony Ramos, President
2426 L'Enfant Square, SE
Suite 100
Washington, D.C. 20020
202-236-3427
tramos@urbroadband.com
DATE OF SECOND AMENDED OFFERING CIRCULAR: August 17, 2018
APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALES TO THE PUBLIC: Currently
qualified to sell
DESCRIPTION OF SECURITIES: $5,000.00 / $20,000,000.00 common/voting shares /
Tier 1 Regulation A[3]
MATERIAL RISK: THE COMPANY HAS NO OPERATING HISTORY. SEE OTHER RISKS SHOWN IN
THIS OFFERING CIRCULAR.
MITIGATION OF RISK FACTOR: THREE-DAY RIGHT OF WITHDRAWAL AFTER SIGNING OF
SUBSCRIPTION AGREEMENT
UNDERWRITERS: none.
DISTRIBUTION SPREAD TABLE*
Asking price to public
	Underwriting discounts and commissions*
	Proceeds to Issuer or to other persons per unit
	Termination date
	Total maximum securities offered
	Total minimum securities offered
	$1.50  per share[4]
	Sellers:none other than the Issuer's representative as of this amendment
	100% to Issuing company[5]
	Four years after last qualification date
	13,333,333
	3,333
	*Per Model B instructions, investors are advised as follows: as of this Second
Amended Offering Circular, the Issuer has not retained any third-party sellers, to whom commissions would be paid, and therefore, no cash or any other commissions would be paid as of that date. That said, the Issuer will seek such third-party sellers as they become known, and, upon the retainer of any, this
Second Amended Offering Circular will be amended, and, should it have been already provided to any potential or real investors, will be provided to them as amended, and the link to the full EDGAR file will also be posted on
www.urbroadband.com.




TABLE OF CONTENTS


TABLE OF
CONTENTS.......................................................................
............................i-ii


I . FORWARD-LOOKING
STATEMENT DISCLAIMER AND OFFERING SUMMARY.....1-7


II . ITEM 1. SUMMARY INFORMATION,
RISK FACTORS AND
DILUTION.......................................................................
............................................7-18


III . ITEM 2 . PLAN OF DISTRIBUTION......18-20


IV. ITEM 3 . USE OF PROCEEDS TO ISSUER........21-24


V . ITEM 4. DESCRIPTION OF BUSINESS........24-31


VI. ITEM 5 . DESCRIPTION OF PROPERTY.....31-32


VII. ITEM 6. DIRECTORS, EXECUTIVE OFFICERS
AND SIGNIFICANT EMPLOYEES...32-44


VIII. ITEM 7. REMUNERATION OF DIRECTORS
AND OFFICERS44

IX . ITEM 8 . SECURITY OWNERSHIP OF MANAGEMENT
AND CERTAIN SECURITYHOLDERS ...................44-46


X. ITEM 9. INTEREST OF MANAGEMENT
AND OTHERS IN CERTAIN TRANSACTIONS..........47-50


XI. ITEM 10 . SECURITIES BEING OFFERED......50-55


XII. ITEM 11. THIRD-PARTY
SELLERS........................................................................
..56


XIII. ITEM 12. COMPLIANCE - FOREIGN INVESTMENT AND
        NATIONAL SECURITY ACT OF
2007....................................................................56


i




XIV. ITEM 13. ANTI-MONEY LAUNDERING &
       REPORTING OF SUSPICIOUS
ACTIVITY.............................................................57


XV. ITEM 14. ALTERNATIVE PAYMENT METHODS
       WITH
CRYPTOCURRENCY.................................................................
...............58-59


XVI. ITEM 15. REQUEST FOR
       CONTINUING
QUALIFICATION..................................................................
.............59






























































ii




SECTION I.




A .  FORWARD-LOOKING STATEMENT DISCLAIMER

This Offering Circular relates to the offer and sale of up to $20,000,000.00[6] in JOBS Act Regulation A - Tier 1 common voting shares at the asking price of $1.50 per share, to be issued by Mid-Hudson Region Rural Broadband Company, Inc. (hereinafter, the company, or the companies ) The parent company, Rural Broadband Company, Inc. (hereinafter, RBC), posts its JOBS ACT offerings on its website at www.urbroadband.com. The principal offices are located at 2426 L'Enfant Square, SE, Suite 700, Washington, D.C. 20020. The phone number for these offices is (202) 462-5238.

This forward-looking disclaimer is governed by 15 U.S.C 78u-5(c). The statements in this offering circular may contain forward-looking statements. Such statements relate to future, not past, events. In this context, forward-looking statements often address expected future business and financial performance and financial conditions, and often contain words such as "expect," "anticipate," "intend," "plan," "believe," "seek," "see," "will," "would," or "target." Forward-looking statements, by their nature address matters that are, to different degrees, uncertain, including expected cash and non-cash charges, expected income, earnings per share, revenues, organic growth, margins, cost structure, restructuring charges, cash flows, return on capital, capital expenditures, capital allocation or capital structure, and dividends.


Particular uncertainties that could cause actual results to be materially different than those expressed in these forward-looking statements, may include obtaining or the timing of obtaining, any required regulatory reviews or approvals, and the ability to reduce costs as the companies execute on
1
new technology solutions described herein, installations, changes, and/or variations in law, economic and financial conditions, the impact of conditions in both the blockchain and legacy infrastructure markets, and variable conditions that may affect the user adoption rate for blockchain, legacy technologies, like broadband and the Internet, and blockchain infrastructure technologies, known in general as 'mesh' technology.
Further uncertainties may include the ability to maintain a credit rating, and the impact on funding costs and competitive position if the companies do not do so, the adequacy of cash flows and earnings, and other conditions which may affect the ability of the companies to pay a dividend or to repurchase shares, which may be affected by their cash flows and earnings, and other factors. Other uncertainties may include the inability to convert pre-order commitments into orders, the price which the companies may realize on orders, since commitments are stated at list prices, customer actions or developments such as cancellations and other factors that may affect the level of demand and financial performance of the customers which the companies serve, the effectiveness of the risk management framework of the companies, the impact of regulation and regulatory, investigative and legal proceedings and legal compliance risks, including the impact of regulation and litigation, the capital allocation plans of the companies, as such plans may change including with respect to the timing and size of share repurchases, acquisitions, joint ventures, dispositions and other strategic actions, success by the companies, in completing, including obtaining, regulatory and zoning approvals.
Further, uncertainties may limit the success of the companies in integrating acquired businesses and operating joint ventures, their ability to realize anticipated earnings and savings from transactions, to acquire businesses and joint ventures, the impact of potential information technology or data security breaches, and other factors, which are described throughout this offering circular. These or other uncertainties may cause actual future results of the companies to be materially different than those expressed in these forward-looking statements. The companies do not undertake to update their forward-looking statements.




2
Public communications and SEC filings of the companies may include certain forward-looking projected financial information, that is based on current estimates and forecasts. Actual results could differ materially.
The securities offered herein are speculative securities. Investment in the securities involves significant risk, and investors are required to hold the investment for a definite period of time. The investor should purchase these securities only if the investor can afford a complete loss of the investment.


No Federal or State securities commission has approved, disapproved, endorsed, or recommended this offering. The investor should make an independent decision whether this offering meets the investment objectives and financial risk tolerance level of the investor. No independent person has confirmed the accuracy or truthfulness of this disclosure, nor whether it is complete. Any representation to the contrary is illegal. Furthermore, these authorities have not passed upon the accuracy or adequacy of this offering circular. Any representation to the contrary is a criminal offense.

This offering circular contains all of the representations by the company concerning this offering. No person shall make different or broader statements than those contained herein. Investors are cautioned not to rely upon any information, not expressly set forth in this offering circular.


In making an investment decision, investors must rely on their own examination of the company and the terms of the offering, including the merits and risks involved.


The securities being offered have been qualified under Federal and State law. This is the Second Amendment to the original qualification. The companies require any third-party sellers to prove to investors, their authorization and registration to offer the securities in the States where they are so authorized, and to convey such offers to the Issuer's Representative. The consummation of any such offer can only take place with the Issuer's Representative physically signing the subscription agreement in the State of New York. Other third-parties, as authorized by the regulations which govern JOBS Act, Regulation A, including any 'finders,' are authorized only to convey investor interest in this offering to the Issuer's Representative, and thus, are not authorized to convey any offers to such Issuer's Representative.




3


The companies, therefore, anticipate retaining such third-party sellers, and make continuous efforts to do so. Reg A+ allows for up to $6 million[7] of the $20 million Tier 1 offering amount to be offered by such third-party sellers. Up to $6 million[8] of this offering, as allowed by the Tier 1 rules, may be offered by such third-party sellers, under the conditions described above. In the case of underwriters, in accordance with the Reg. A+ regulations, at the time of their retainer, such will be retained on either a take and pay basis, or on a best efforts. The companies will pay a commission and/or other remuneration to the the third-party sellers, including but not limited to shares for services for promotional efforts.
This Second Amended Offering Circular, as with the original and First Amended Offering Circular, relates to the offer and sale of up to $20 million,[9] including up to $6 million which may be offered by authorized and regulated


4
third-party sellers, as described above, or as referred by 'finders' as described above, of common/voting shares at the asking price of $1.50 per share. There is no other class of shares. There are no selling shareholders. Although shares are being offered at the asking price of $1.50 per share, market conditions and the efforts of third-party sellers will ultimately determine the selling price of shares to any individual investor.
No person has been authorized to give any information or to make any representations other than those contained in, or incorporated by reference in this offering circular, and, if given or made, such information or representations must not be relied upon as having been authorized by the companies.
The investor should consult with any attorneys, accountants and other professional advisors as to the legal, tax, accounting and other consequences of an investment in the companies.


B.  OFFERING CIRCULAR SUMMARY

This summary highlights information contained elsewhere in this Second Amended Offering Circular. This summary is not complete, and does not contain all of the information that the investor should consider before investing. The investor should carefully read the entire Second Amended Offering Circular, especially concerning the risks associated with the investment in the securities covered by this Second Amended Offering Offering Circular discussed throughout this document. To the extent not inconsistent with the Second Amended Offering Circular, it incorporates by reference the contents of the original and First Amended Offering Circular.
        For reasons, primarily, of technology and capital efficiencies, as will be detailed more fully in this Second Amended Offering Circular, the four concerned companies must now operate as a single unit. Thus, 'the companies' are:
                1 . Finger Lakes Region Rural Broadband Company, Inc.;
                2 . Mid-Hudson Region Rural Broadband Company, Inc.;




5
                3 . Southern Tier Region Rural Broadband Company, Inc., and;
                4 . Western Gateway Region Rural Broadband Company, Inc.
        This Second Amended Offering Circular concerns the company, Mid-Hudson Region Rural Broadband Company, Inc., a Delaware corporation. For the purposes of this Second Amended Offering Circular, therefore, the contents of such may be evaluated independently of the four companies, in effect, as a stand alone investment. Any purchase of shares, pursuant to this Second Amended Offering Circular, will result in a distribution of shares only from Mid-Hudson Region Rural Broadband Company, Inc. The technology and capital efficiencies, will, however, provide for a more comprehensive project result. Some of the statements in this offering circular are forward- looking statements.
This Offering Circular relates to the Offering of up to $20,000,000.00,[10] including up to $6 million which may be sold by third-party sellers of common voting shares, at the asking price of $1.50 per share.
Investing in the companies is not without risks, and there is no guarantee of a return on investment. The subscription agreement gives the company the sole discretion in applying any amounts that it receives from an investor. If the company becomes subject to a bankruptcy or similar proceeding, a holder of a security will have a general unsecured claim against the company that may or may not be limited in recovery.
        The intended focus of the companies is the significant acceleration of the user adoption rate for blockchain technology, mesh technology, and legacy infrastructure. Such blockchain and mesh technologies offer a complement to legacy technologies of broadband and the Internet, as well as offering significant privacy protection, not found in ordinary e-commerce transactions. The companies will invent the world's first blockchain merchant services platform, which will include the world's first, significant


6
mass consumer use blockchain platform. The platform will, then be paired with legacy infrastructure, for a significant expansion of infrastructure access. Such significant expansion will drive revenue by users of the platform, primarily from blockchain merchant services, media production and advertising. Proceeds from the investments, explained in more detail in Item 3 of this Second Amended Offering Circular, will be utilized, primarily, to realize the invention of the merchant services platform, tentatively named 'Theodor.'[11] The statement of cash flow set forth below with respect to the period from October 16, 2015 to the present, based on a calendar year reporting, is derived solely from MHRs banking statements, are not audited, and have not been reviewed by any person in the bookkeeping or accounting sectors.
Statement of Cash Flows
For the Period 8/16/2015 to 8/17/2018


Cash flow from operating activities - net income
              0

Cash provided by/used in operating activities
                0


Net increase in cash
                               0


Cash on hand on July 28, 2018
                   0
























7


SECTION II.
ITEM 1.
 SUMMARY INFORMATION, RISK FACTORS, RISK
 MITIGATION FACTORS, DILUTION AND MATERIAL DISPARITIES


        A. Summary Information:


Investing in the companies involves a high degree of risk. In deciding whether to purchase shares, the investor should carefully consider the following risk factors and additional information about the risks associated with the investment that may be contained throughout this Second Amended Offering Circular. Any of the following risks could have a material adverse effect on the value of the shares purchased, and could cause the investor to lose all or part of the initial investment, or could adversely affect any future value which the investor expects to receive on the shares. Only investors who can bear the loss of their entire investment amount should purchase shares.

This Second Amended Offering Circular is made for the purposes of adding technology solutions designed for the acceleration of the user adoption rate, for blockchain, mesh and legacy infrastructure. Information that is contained in the original and First Amended Offering Circular remains valid, to the extent not inconsistent with the contents of this Second Amended Offering Circular.


        Project area definition, as of this Second Amended Offering Circular, has been completely revised, in order to reflect current mapping and planning for infrastructure expansion. Thus, the four companies will now work together as a team, and investors may know that the science of project area definition has been greatly improved with this Second Amended Offering Circular. Project areas will, to the extent possible within the new formula, adhere to the original project regions. In large measure, however, project area definition will include areas based on more empirical projections, and, also, for efficiencies, may include urban and suburban areas.














8
        B. Risk Factors:


1. Statements of future forecasts, projections and expectations are not statements of returns on investment.




2 . Market penetration may not be immediate.


Company officials have invented the Theodor technology solution, in order to accelerate the user adoption rate. Theodor is, in its first phase, a b-commerce[12] platform, that will make mass consumer use of blockchain technology, 'market-ready.' Theodor's integration into large scale infrastructure, including blockchain, mesh and legacy, will allow for a significant expansion, and therefore, an acceleration of the user adoption rate for those infrastructure solutions.




3 .  Zoning issues may delay the start of parts of the project.


By and large, this cautionary section concerns parts of a project area where a zoning change or variance may be required. While such should be extremely rare, and any delays short-lived, company officials thought to mention same here.


In fact, in the vast majority of project areas, existing assets, like cell. towers which have already been through the zoning process, or middle mile cable hook ups, where the cable company long ago resolved the zoning issue, will solve last mile zoning issues.


Company officials raise this issue here, therefore, in the unlikely event that there may be zoning ordinances, or community ordinances that do not cover such existing assets. Company officials would retain local zoning counsel, to seek a variance.















9
4 . The plan for integrating the new technology solutions into the projects, will result in a significant market disruption.


Through much research, company officials have invented Theodor, which introduces b-commerce, applicable anywhere. Projected revenue streams from Theodor, shown below, will be dramatic, if existing legacy e-commerce solutions is any indicator.


Monthly subscription billing for basic legacy broadband will be eliminated. Monthly subscription billing for blockchain and blockchain mesh, is not anticipated. Several key factors make such monthly billing obsolete as a business model. A return to a hybrid model of original television broadcasting provides for a solution. Such a solution relied upon, and continues to rely upon advertising.


Two basic examples exemplify the justification by the companies, for a return to the T.V. model. First, as to government procurement, continuing and existing models for grant awards are dwindling in participation by applicants. Every current, significant, government procurement opportunity for broadband expansion severely limits the monthly billing for broadband. New York's half billion dollar rural broadband grant program is now in its third year. Less than half of the funds have been awarded. In some instances, awardees have had to return funds, because compliance is impossible, and because projected billing revenues simply cannot, alone, cover operating expenses.


Importantly, on July 27, 2018, the State of New York ordered the main beneficiary of the program, Charter Communications, Inc., to cease all operations, and to leave the State, within 60 days. Charter, despite massive cash benefits from the program, simply arrived at the point, where it became obvious that broadband based solely upon monthly billing, is no longer a sustainable business model.


        The current iteration of the FCC's rural broadband program calls for just $2 billion over ten years. This $2 billion is nothing more than a part of the more than $3 billion that was left unspent by the $7.9 billion rural broadband grant program of the year, 2009. $1 billion of the $3 billion was awarded to broadband companies under other Federal programs. In the original outlay, the $3 billion was unspent because of lack of compliance, applicant/awardee attrition, and impossibility of a business model based upon a severely restricted monthly billing. The current program will, undoubtedly, suffer from the same lack of participation.




10


        The picture on the private enterprise side is no better. The tech. giant, Google, started a 'Google Fiber' plan for rural broadband. That program, based on monthly subscription rates dictated by the market, closed down. The costs to the user, as dictated by the market, are simply too high. Google, by contrast, generated more than $7 billion in ad revenue in the second quarter, 2018.


Another tech. giant, Microsoft, in July, 2017, introduced a rural broadband program, based upon white space technology. As of the date of this Second Amended Offering Circular, no installs have been initiated. That program relies on two non-starters. First, it requires the local broadband provider to utilize, in part, its own funds. Second, it relies only on monthly subscriptions, for which that local broadband provider cannot recoup, given its construction requirement. The costs of maintaining and operating the system, therefore, cannot be covered by a monthly billing subscription.


In fact, the cable television and media industry ceded the entire advertising revenue stream to two tech. giants, Google and Facebook. Another tech. giant and recent entry into the ad market, Amazon, saw ad revenue of $2.5 billion in the second quarter, 2018.


There can be no reason for the blockchain industry to begin mass market entry, without a major component of both merchant services, and advertising revenue streams.


With such revenue streams, monthly basic broadband billing can and will be eliminated, especially for rural areas. Existing broadband providers, can overlay the platform onto their systems. Such overlay will allow for added revenue in the form of revenue share. For example, if a broadband provider will add Theodor to its main page as a browser, where the user can click to enter, a certain revenue share can be provided. If the provider chooses to have its customer screen open to Theodor, a greater, and more lucrative revenus share can be made, because the analytics will show a greater number of viewers, which is what drives ad revenue buys.


In addition, and as unserved census blocks for broadband are known from published official data, one or more broadband companies which end their offerings at the rime of such census blocks, may be contracted to provide wholesale broadband service. Revenue from the technology solutions will fund the extension of infrastructure. Infrastructure can, then, be maintained by the existing providers, under service and revenue sharing contracts. Importantly, an overlay of certain empirical grids will allow for




11
a more uniform pricing model. Significantly, a single source of signal can no longer be sustained for the unserved areas. Signal to any one end user location, depending on wholesale pricing and other factors, will come from different technology vendors, in order to achieve an overall steady, adequate, and sustained signal.


5 . New infrastructure solutions may not be ready for 12-24 months.


For purposes of blockchain connectivity, at present, there are two blockchain companies which are at a stage where they will become 'ready to market.' These are 'Skycoin,' and 'Smartmesh.' Company officials are in constant contact with the representatives of these two companies, and await further developments from them. In addition, there are some other companies, which, also, as a component, provide or will be providing 'mesh' technology for broadband connectivity.


Mesh technology is, essentially for the purposes of infrastructure, a more fungible method of connectivity, that relies on the sharing of a smartphone signal among users in a relatively small, but remote, geographic area. The technology, theoretically, allows the smartphone signal, as opposed to the broadband signal, to transmit on a blockchain platform in an 'offline' mode. Offline mode, theoretically, and under the parameters just discussed, allows for broadband-like activity, but limited to blockchain transactions. The developers of mesh technology view it as a major leap for rural areas in other parts of the world, where Internet connectivity is an impossibility, but where everyone as a smartphone.


While waiting, however, Theodor will have full capability to operate on legacy systems.




6 . The Company has no operating history.
























12
7 . Sales of shares will be restricted in accordance with Regulation A, as amended.


This Second Amended Offering Circular, as with the original and First Amended Offering Circular, is consistent with Reg. A+ regulations governing Tier 1:

a ) Tier 1: offering limit up to $20 million. All subscription agreements will be signed by the New York Blue Sky law authorized dealer for the companies, Mr. Ramos, only while physically present in the State of New York. Authorized and regulated sellers may receive offers up to $6 million[13] from their clients, and may communicate such offers to companies, and may provide subscription agreements signed by their clients to the companies. 'Finders' may refer persons to authorized and regulated sellers, or to the authorized dealer, but may not convey or communicate any offers, or otherwise participate in the consummation of any sales;


b ) Limit re-sales by selling securityholders under amended Rule 144.


        Specifically, up to 30% of shares purchased may be resold, immediately.


        The remaining 70% may be resold commencing one year after the purchase date;




















13
8 . Technology choice.


The significant additions to technology with this Second Amended Offering Circular concern:


        a ) the invention, by company officials of Theodor;


Phase 1 of Theodor consists of the first b-commerce solution. Theodor will provide the world's first mass market, user friendly, access to the blockchain, with, initially, the following capabilities:


                                1 . wallets;


                                2 . tokens;[14]

                        3 . rewards;


                        4. Blockchain ATM cards;[15]


                        5 . Dapps;


                        6 . my wallets;




b ) the addition of blockchain, technology to the technology deck;


        The invention of Theodor, the creation of a blockchain platform, the mounting of Theodor onto such platform, and the mounting and addition of the blockchain platform onto legacy Internet systems constitutes the bulk of the technology advancement in this Second Amended Offering Circular. For such a large scale project, as much as $10 million in investor funding may be utilized for these items, plus for patent applications, of which there will be many, as well as for legal counsel, and for government relations expenses;




14


        c ) the addition of blockchain technology, mesh technology, for 'offline' 'Internet' service;


As indicated in the summary section above, a separate, but integrated technology solution, mesh technology already exists, although, being a part of blockchain technology, in its nascent stages. Company officials are in contact with such mesh 'broadband' infrastructure companies, and it does not appear that, because such involve not only software, but also significant hardware, and testing, that such will become 'market ready' for approximately two years from the date of this Second Amended Offering Circular.


Basically, 'mesh' technology's promise is for 'offline' Internet communications among smartphone users. A second component is for the expansion of blockchain connectivity with end user receivers, which receive either a wireless or cable or fiber end user connection. In the first instance, the technology holds that the smartphone user who can send, is receiving connectivity, where the smartphone is functioning. With an integrated 'mesh' software download, the theory holds that another person, within a certain range, and with the 'mesh' software downloaded into that smartphone, can receive a wi-fi-like signal from the first user, and, in that manner, access the blockchain, but not legacy Internet. Hence the term, 'offline.'


In the second instance, where the end user location, a home for example, is receiving a legacy signal, and/or a blockchain signal from either a wireless or a cable or fiber connection, the theory holds that other computers, including laptops, as well as smartphones, within a certain area, can 'receive' the 'mesh' signal, again, like a wi-fi-like signal, and access the blockchain. Most 'mesh' technology is being developed with a view towards bringing connectivity to extremely remote areas. For this reason, company officials believe that it holds a significant advantage for future company projects, once the technology becomes 'market ready, and;'



                d ) mobile;


        Theodor's mobile component will commence at the same time a funding becomes available for its design and implementation. Theodor mobile, will have its own engineering team, patent team, testing team, and consumer support team.












15
C . Risk Mitigation Factors.




1 . three-day right of withdrawal - the cooling off period.


The subscription agreement provides for a three-day cooling off period for its cancellation by the subscriber, plus a waiver of the three-day cooling off period;




2. Meetings with the Issuers representative on matters outside the offering circular.


Investors should rely solely on the information contained in Form 1-A, and in the original offering circular, the First Amended Offering Circular, and this Second Amended Offering Circular.


3. stock class: common/voting not restricted shares;


4 . distribution: see, Item 2., below.




D . Dilution.


The dilution formula that is utilized is taken from the administrative code of the
State of Florida. After a survey of various dilution calculations from industry, as well as research among different State Blue Sky laws, company officials found that because Floridas formula, is specifically codified, it offers the best transparency by which to calculate dilution.


        The formula, as contained in the Florida Rules and Regulations of the Financial Services Commission and Office of Financial Regulation, provides:










16
69W-200.001 Definitions.


....(13) Dilution for purposes of paragraph 69W-700.015(2)(b), F.A.C., shall be determined by subtracting the maximum sales commissions and expenses set forth in the prospectus from the gross proceeds of the offering and adding the net worth prior to the offering. Divide this sum by the total number of shares to be outstanding at the conclusion of the offering to determine book value. Subtract the book value from the proposed offering price and divide the result by the proposed offering price to arrive at the percentage of dilution. For the purpose of calculating dilution or book value, intangible assets such as patents, copyrights, franchises, trademarks, operating rights and goodwill are deducted from total assets.


Dilution Formula:


NP = Gross Proceeds minus Maximum Sales Commissions and Expenses
NW = Net Worth prior to the offering
TS = Total Number of shares to be outstanding after a successful offering BV = Book Value
OP = Offering Price




Example:
                            NP + NW
                           ________             =               BV
                                  TS

                             OP  BV
                          _________  =   Dilution
                                  OP

















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E . Material disparities:


There is no material disparity between the public offering price and the effective cash cost to officers, directors, promoters and affiliated persons as of the time of this offering circular, and there has been none in the past three years.


        Further, the Issuers representative, and its officers and directors, which includes the Issuers representative, do not anticipate any such material disparity, or discount.


With respect to third-party sellers and affiliated persons, the Issuer has not discussed this issue, and unless it is raised by such persons, does not plan to so discuss. In this manner, the Issuer may maintain clarity of the one class/one price formula.


SECTION III.


ITEM 2.


PLAN OF DISTRIBUTION - ALL SHARES TO LAND IN THE HANDS OF THE INVESTOR, OR, IN THE CASE OF 'TAKE AND PAY' UNDERWRITERS, IN THE HANDS OF SAID UNDERWRITERS


                A . Underwriters.




As with the original, the First Amended Offering Circular, for this Second Amended Offering Circular, the primary distribution, is, with the exception of 'take and pay' underwriters, for all shares to land in the hands of the investor directly from the Issuer's New York State authorized dealer, Mr. Ramos. Shares purchased from 'take and pay' underwriters will land in the hands of the underwriters, who will then distribute them to the purchasers;


There are no underwriters on this offering as of the original qualification through this Second Amended Offering Circular.













18
        B . Discounts and commissions.


There are no agreements for discounts and commissions as of the date of this Second Amended Offering Circular;


C. Plan of distribution.


All authorized and regulated third-party sellers shall be listed on the cover page of this Second Amended Offering Circular, and in Section XII, below, and in any future amended offering circulars, together with their commission rates. As of the date of this Second Amended Offering Circular, no third-party sellers have been retained.


Distribution, except for 'take and pay' underwriters, of shares will land in the hands of the investor upon the consummation of the subscription agreement, with the signature of the company's dealer, Mr. Ramos, while physically located in the State of New York. With respect to 'take and pay' underwriters, shares will land in the hands of the investor from the underwriter.


As of the date of this Second Amended Offering Circular, there are no secondary offering agreements, contracts, or any other relations with any persons or companies for other than the receiving of offers of up to the first $6 million[16] by authorized and regulated sellers, or for the receipt of any referrals by 'finders' of potential investors by the company dealer, acting in such capacity, while physically in the State of New York.




        D.  No shares offered or sold on account of securities holders.


Consistent with Item 2. C, above, all shares will be sold from the original issuance from MHR, and to land in the hands of the investor, or, in the case of underwriters who take and pay, by said underwriters.




19




        E. Restrictions on amounts of funds raised, threshold requirements for achieving funds limit, and requirements of return of funds.


MHR plans to sell up to $20 million, including up to $6 million which may be received as offers by authorized and regulated third-party sellers, or which may be referred to such sellers, or to the company authorized dealer, Mr. Ramos.[17]


SEC Rule 144, as amended allows the investor to sell up to thirty percent of shares purchased immediately, instead of waiting for the one-year period, and further requires the investor to notify the company, so that company officials may keep accurate records.
        Subscribers who choose to exercise the right of cancellation, under the 3-day cooling off period, may seek reimbursement and cancellation documents by contacting the New York State authorized dealer for the companies, Tony Ramos, at tramos@urbroadband.com.
































20
SECTION IV.


ITEM 3 .


USE OF PROCEEDS TO ISSUER


                A . The use of proceeds.


All proceeds, whether from traditional payment methods, or from the authorized acceptance of cryptocurrency in consideration for payment for shares, will be utilized for the projects as described throughout this Second Amended Offering Circular. Priority will be given to the invention of Theodor, and mobile Theodor, to include b-commerce functionality as a phase 1 requirement. Future phases of Theodor will expand its capability to media distribution, as well as significant advertisement capability. Theodor and mobile Theodor will greatly accelerate the user adoption rate for blockchain, legacy broadband, and mesh technology. Significant patent protection will be sought during this phase of development.




                B. The impact of changing conditions on the projected business operations.


        Blockchain technology has allowed for new revenue streams to be created. The key, therefore, consists of being the first to invent a user-friendly blockchain solution, initially, for b-commerce. The engineering needed to implement such change, must be funded, invented, patented, and made 'market ready' for a mass consumer market.


        Blockchain technology can operate on legacy systems, such as the Internet and browsers, on blockchain infrastructure systems mounted on top of such legacy infrastructure, and 'offline,' with 'mesh technology. These changes, provide a fully integrated solution, which with the invention of Theodor, and mobile Theodor, will provide for a quantum expansion in revenue stream.








21














                C . The business operations and the investment opportunity.


        Upon the achievement of $5 million per company, operations would proceed, with some overlap, upon a defined action plan. At first, the companies would retain a platform consultant, corporate counsel, patent counsel, and patent writers.


        The purpose of retaining the platform consultant is so that the technology solution invention, Theodor and mobile Theodor, may be designed, vendors selected, budgets completed, and project management begin.


Theodor's first b-commerce solution will be 'wallet' functionality. Wallet functionality is one of the required consumer access points to the blockchain. At present, on www.cryptoindex.co, there exist as many as 200 stand alone 'wallet-only' companies. Among the other, approximately, 1,300 blockchain companies, in order to access any products and services, each has their own wallet.


        Thus, it becomes necessary to create an application program interface
(API) for wallets. Other tabs on Theodor, and mobile Theodor, must go through the same invention, design and implementation process. All of the blockchain companies have declared themselves to be 'open source.' Open source merely stands for the proposition that anyone can go onto any blockchain company, and develop a manner in which to use that wallet, for free. In general, such action refers to the creation of decentralized applications, called Dapps. This is one side of the API, and, with or without a Dapp, realistically all of the blockchain companies make for the creation of a wallet, if a user can navigate the technology.


        The receiving end of the API, limiting this conversation to just wallets, is the actual interface with the proprietary code of the blockchain company. This would complete the API circuit.


        At present, however, some ninety percent of the blockchain companies surveyed, have no developer department, by which to assist a consumer with wallet creation. Thus, by achieving the APIs for needed functions, the companies can capture the blockchain merchant services market, for which the company officials now, here, introduce the word b-commerce, for 'blockchain commerce.'




22


        The companies are engaged, as of this Second Amended Offering Circular, in significant efforts to retain a platform consultant. Based on research, project definition has been initially limited to a hypothetical wallet build using just five 'wallet-only' wallet companies. To add to the hypothetical, company officials have directed that the platform builder consider that two separate teams of engineers and customer support groups must be in place, before the product launch. One team is needed to assist the consumer with creating the wallet. A second team is needed to assist the blockchain company, which may have little or no engineering staff, to make sure that the API works on the receiving end.


        Corporate and patent counsel, and patent writers and experts at making applications for patents, would protect the proprietary technology of the companies.




C . Other funds to be used.


        There are no other funds to be used;


D . No proceeds to be used to discharge indebtedness.


The companies carry no debt, and therefore, no proceeds would be used to discharge any indebtedness;


E . No proceeds to be used to acquire non-project assets.


With the exception of assets acquired in the ordinary course of business for the projects, there will be no other use of the proceeds;




        F .  Reservation of right to change use of proceeds.


        The companies anticipate no changes to the use of proceeds;














23


G. Compliance with 17 CFR 230.251[18], as amended;


The companies have no plans and no business plan, or intentions to engage in a merger or acquisition with an unidentified company, companies, entity or person.


This being said, it becomes important to the investor to know that certain mergers and acquisitions will be accomplished in the course of the business. Chief among such will be, likely, the acquisition by the company, of some of the merchant services nascent blockchain companies. Such acquisitions become necessary, because those companies have not emerged from the theoretical stage, have no plans to emerge from such, but have a good technology component, by which to accelerate the API, and other anticipated systems.


The potential for the acquisition of certain media companies, again, nascent to blockchain, but utilizing the technology, may also be realized. Further, acquisition of certain advertising concerns, both blockchain and traditional, may further accelerate the consumer user adoption rate.


SECTION V.


ITEM 4 .


DESCRIPTION OF BUSINESS




        A . Business done and intended to be done.


As of the most recent requalification, on December 20, 2017, the business has added blockchain technology to its plan that, previously, included only legacy solutions.


In order to accommodate blockchain technology, the companies must create and invent certain solutions, so that the everyday consumer may benefit from products and services that are offered on the blockchain. Such technology advances will inure to the mass market in all geographic areas. Such technology advances will drive up the user adoption rate of blockchain, legacy, and mesh technology for both e-commerce and b-commerce products and services.




24






Technology advances will be achieved in three areas:


                        1. b-commerce, which is merchant services for blockchain;


                        2 . media distribution services for blockchain, and;


                        3. advertising placement and space on the blockchain and blockchain 'mesh' platforms.


Such revenue drivers, by the companies adopting an early integration of blockchain, will disrupt bring multiple revenue streams to the world's first mass market consumer-based blockchain solution.






B . The principal products produced and services rendered and the principal market for and method of distribution of such products and services.


With this Second Amended Offering Circular, the principal product consists of a technology solution, Theodor and mobile Theodor, that makes user-friendly the products and services offered by the blockchain companies. As the user adoption rate accelerates, the acceleration of blockchain merchant services by non-blockchain companies, will, too, accelerate, and greatly expand revenue streams.


As a result of an extensive survey of a subset of 450 of the approximately 1,300 blockchain companies listed on www.cryptoindex.co, the companies have identified a series of barriers which, at present, result in a large user gap between the everyday consumer, and those companies. Theodor and mobile Theodor will be invented to close that gap, by, among other things, as a phase 1, inventing an API which will ride on a blockchain platform, which will, in turn, and initially, ride on legacy connectivity.


Theodor and Theodor mobile will be responsible for a significant amount of the investor funding, including for patent and trademark applications.










25


C . The status of a product or service, if the issuer has made public information about a new product or service which would require the investment of a material amount of the assets of the issuer or is otherwise material.


        Theodor is an invention by company officials, that will encompass many vendors, from both the legacy software and hardware sector, and the blockchain sector. As of the time of this Second Amended Offering Circular, the companies have made Theodor's reveal to the public. When considering that this Second Amended Offering Circular is being filed, and awaits SEC review, the companies have posted only limited information about Theodor on the website where the EDGAR links appear: www.urbroadband.com.


        Theodor, however, has a designated website, which will become the actual b-commerce site, at www.mytheodor.com.


        Further, because one hundred percent of the blockchain companies rely on more of an academic format, utilizing white papers, the companies will, in addition, create a white paper for Theodor, and circulate same, largely to the blockchain companies and to the third-party seller sector. The companies anticipate posting the white paper on both url sites shown above in this subsection.




D . The estimated amount spent during each of the last two fiscal years on company-sponsored research and development activities determined in accordance with generally accepted accounting principles.


        There are no 'generally accepted accounting principles' which apply to this project at the present time for this subsection. The company pioneers have spent approximately fifty percent of their time, during the past two years, on research and development, surrounding issues of the user adoption rate, and how to accelerate it. Company officials have reviewed more than 450 blockchain company white papers, and are in contact with the representatives of more than two thirds of those companies. The companies continue to reach out to the blockchain companies.











26




With respect to development activities, similarly, the companies have reached out to the vendor sector representatives, who can build a blockchain platform that is consistent with the vision of the Theodor invention. Without a system like Theodor, there does not exist, at present, any known technology solution that allows for a seamless b-commerce merchant transaction between the consumer and the supplier, retail or wholesale. Theodor is the world's first technology solution that will close that gap.



E . The estimated dollar amount spent during each of such years on material customer-sponsored research activities relating to the development of new products, services or techniques or the improvement of existing products, services or techniques.


        The companies have spent no funds, but rather have relied upon the resources of their members, and of company pioneers.




                F . The number of persons employed by the issuer.


        Company members, and other pioneers, continue to provide services for the companies.




G . The material effects of compliance with environmental regulations.


        As with all other phases of the company projects, Theodor will not discharge any waste of any type.


























27
H . Distinctive or special characteristics of the Issuers operation or industry which may have a material impact upon the issuers future financial performance.


                        1. dependence on one or a few major customers or suppliers, which may have a material impact on the issuer's future financial performance.


                        Theodor and Theodor mobile, like all of the blockchain, is being specifically invented as a 'decentralized' system. Decentralization is one of the main tenets of the blockchain, theoretically, and once operational, practically, achieved by Theodor. The concept of 'one or two major customers or suppliers,' therefore, is something that the blockchain seeks to obviate. A specific example concerns merchant services. A large part of the blockchain sector, and many, many blockchain companies which are still in the testing phase, seek to provide a technology solution that, specifically, does not rely on a few major customers or suppliers. Blockchain, with smart contracts, wallets and tokens, will allow for that. Company officials view Theodor and Theodor mobile, as complementary to the legacy merchant services sector. Phase 1 of Theodor and Theodor mobile, will help to make blockchain transactions seamless, and available to the everyday consumer;




                2 . existence of probable government regulation.

                Government regulation of Theodor and Theodor mobile, is not yet known, because there exists no other such invention for b-commerce at the present time. This being said, as as has been the case from the outset, company officials maintain a constant contact with Members of Congress, on all phases of company progress. With the invention of Theodor, company officials have expanded their Congressional outreach, to House and Senate committees and subcommittees, which have jurisdiction over matters of technology and broadband. Likely, many of the regulatory rules, regulations and laws that apply to e-commerce, will be applied to Theodor.


Company officials anticipate providing Congressional testimony on Theodor. In addition, company officials are in the process of identifying relevant committees of the European Union. Such identification will follow with outreach to the Members of those committees, so as to avoid running afoul of any such regulations, to the extent that any exist, or may exist in the future.




28


        In all cases, the companies will maintain a permanent presence in Washington, D.C. This office will likely be the world headquarters, and will have as its primary function, government relations and regulatory compliance. Staff consisting of in-house counsel and in-house lobbyists are envisioned;


                3 . material terms of contracts.


                As of this amendment, material terms of contracts are not known. Of a critical priority is the correct vendor selection of the platform consultant. Whereas, specific terms of contracts will, likely, be prohibited by such vendors, under non-disclosure agreements, company officials will provide summaries of such contracts, likely by way of public disclosure in the media and social media. Mr. Burke, one of the company attorney pioneers, and and officer and/or director of all of the companies, has a vast legal background and experience level in contract procurement.




                4 . unusual competitive conditions in the industry.


                Theodor and mobile Theodor will advance the user adoption rate. A lack of competition, due to a lack of the user adoption rate, is, currently, a goal to overcome.




        I . The Issuer's plan of operation for the twelve months following the SEC approval of this Second Amended Offering Circular;


        The companies can only plan on a time frame that is based upon funding. The companies will continue with vendor selection of the platform consultant, and with outreach efforts to achieve funding. The companies anticipate, however, a commencement, that is, a design and build of Theodor and mobile Theodor, only upon each company achieving a minimum of $5 million in investor dollars. Upon such achievement, the companies anticipate that the platform consultant, and its vendors, will require a six-month time frame, in order to fully implement phase 1 of Theodor, with possibly another several months before mobile Theodor can, therefore, be implemented.












29


        At all times, the companies, will continue to raise funds, towards the goal of achieving a minimum of $20 million per company. Such funding will allow for the invention of phases 2 and 3 of Theodor, but also will allow for the significant expansion of infrastructure, with merger and acquisitions. Such a merger and acquisition is key to accelerating the user adoption rate for Theodor, with the use of revenue sharing contracts.


J . Proceeds from the offering to project cash requirements and whether, in the next six months, it will be necessary to raise additional funds.


The companies have positioned themselves, since the initial qualifications, to raise project funding from the third-party seller sector. Consistent with the qualifications, the companies do not direct-contact, or attempt to direct-sell, to individual investors. Some of the company officials are professional funding experts, and as such, the outreach has been extensive. Company officials, Ramos, Karre, Burke and Ench have all raised large sums of money from either State budgetary processes (Karre), State government procurement processes (Burke), Federal government procurement for Native American Institutions and agencies (Ench) and from private, philanthropic, political, and business processes (Ramos). All of these company pioneers are top tier professional fundraisers. The companies have a company-generated, no-attrition, list of approximately four thousand, five hundred members of the third-party seller class. Ramos has, personally, created this list.


Company officials realize that they must raise a minimum of $5 million per company, simply to have the cash flow to make Theodor and Theodor mobile, functional. One significant expense will be the relatively large customer and technology support division. This division will be created by vendors who specialize in tech. support and customer service. Theodor will not go live without a 24/7 customer service/tech. support service of email, chat and phone contact.


Each company will seek to raise an additional $15 million each, for added capability for the support divisions, as well as to create and invent, media distribution services, and ad revenue divisions for Theodore and Theodor mobile, and for infrastructure expansion. Accelerated infrastructure acquisition of existing assets, and construction of new assets, will allow for Theodor to be inserted either as a browser, or as the main home page, for any internet broadband provider. Revenue share will incentivize such integration.




30


Upon the completion of the two qualified offerings, the four companies anticipate seeking qualification, each, for Reg. A+, Tier 2, allowing for a total of another $200 million to be raised. For purposes of scaling, it now becomes impossible for the companies to act separately and independently. Theodor is simply all-encompassing, not only as to the companies, but on the blockchain. Upon the two qualified companies raising $20 million each, each such company will purchase $5 million in shares from the two non-Reg. A+ companies. At that time, all four companies will seek qualification under Reg. A+, Tier 2.




K . Any engineering, management or similar reports.


        There are no such reports to provide at this time. Such, however, subject to any redactions needed for proprietary protection, will, company officials anticipate, be provided as future amendments to the offering circulars, to the PPMs, and for discussion in white papers. Company officials do understand that investors have the right to know the details of such reports.




        L . Segment Data.


As with the previous disclosure in this section, the companies, as of yet, are not of the size that would yield any segment data.




SECTION VI.


ITEM 5.


DESCRIPTION OF PROPERTY




        Chief among any property to be held, will be the intellectual property encompassed within patents. As shown throughout this Second Amended Offering Circular, company officials now envision more of a technology solution, and anticipate new inventions and patents, in order to achieve functionality.







31
In addition, the companies have shifted their original emphasis from original builds, to mergers and acquisitions of rim infrastructure companies. Such companies have long term wholesale contracts for signal, which make such acquisitions affordable, while at the same time, providing a ready source of signal for infrastructure expansion.


        Circumstances, in addition, dictate that the companies will necessitate, and therefore, create, certain staffing and maintenance facilities. One or more large facilities for engineers and customer services must be established and staffed, likely in areas where a tech. sector employee base already exists, such as Silicon Valley, California, Brooklyn, New York, or the Wiehle/Reston are of suburban Virginia, near Washington, D.C.




SECTION VII.


ITEM 6 .


DIRECTORS, EXECUTIVE OFFICERS


AND SIGNIFICANT EMPLOYEES




                        A . DIRECTORS



Tony Ramos - Board Chair


Age: 63


Term of Service in Office: 3 years, but an original founding member since 2009.


Procedure for selection: shareholder vote.


David J. Karre, M.L.S. -  Vice Chair


Age: 68


Term of Service in Office: 3 years, but an original founding member since 2009.


Procedure for selection: shareholder vote.


32


Thomas A. Burke, Esquire, Voting member


Age: 57


Term of Service in Office: new director but an original founding member since 2009.


Procedure for selection: shareholder vote.




Greg Ramos, Voting member


Age: 61


Term of Service in Office: new director but an original founding member since 2009.


Procedure for selection: shareholder vote.




Rick Ench, Voting member


Age: 67


Term of Service in Office: new director but an original founding member since 2009.


Procedure for selection: shareholder vote.




Olekanma A. Ekekwe, Esquire, voting member


Age: 46


Term of Service in Office: new director but an original founding member since 2009.


Procedure for selection: shareholder vote.






33








B . EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES


Tony Ramos, President


David J. Karre, M.B.A., M.L.S., Vice President


Rick Ench, Secretary


Olekanma A. Ekekwe, Esquire, Treasurer






        C . FAMILY MEMBERS


There are no officers, directors or significant employees who have family members in any such corresponding position, or who have any controlling voting interest over such persons. Greg Ramos is the brother of Tony Ramos. The two do not share the same house, or live in the same State.




D . BUSINESS EXPERIENCE


Experience and principal occupations, employment and business experience (5 years):


Tony Ramos


Dates of employment                        Title
Company                   Duties
______________________________________________________________________
March 1, 2009-present                        Founder & President
RBC companies                Start up



                                                                       and run


companies
January 29, 2017-present                        President &
                                                                  Board Chair
                          MHR                           President

                                                                      & Board

                                                                      Chair










34
Supplemental: Leader. Third generation self-made entrepreneur. Qualified dealer by the State of New York for Western Gateway Region Rural Broadband Company, Inc., and Finger Lakes Region Rural Broadband Company, Inc. Member of the elite professional political sector in Washington, D.C. of originators of Congressional legislation. Top tier fundraiser. Member of the elite professional political sector in Washington, D.C., of originators of significant political policy/action campaigns. Writer and Issuer of JOBS Act offerings, filings and shares.




Additional information:


        a ) the amount of securities of the Issuer held by the person as of the thirtieth day before the filing of the registration statement:


Mr. Ramos holds no shares in MHR;


         b ) the amount of securities covered by the registration statement to which the person has indicated an intention to subscribe:


Mr. Ramos intends no subscription to the shares;


c ) a description of any material interest of the person in any material transaction with the issuer or a significant subsidiary effected within the previous three years or proposed to be effected:


Mr. Ramos has a significant material interest, as the majority shareholder of the parent company, Rural Broadband Company, Inc. (RBC) in all facets of MHR. He does not, however, hold any contracts with MHR, and, in addition, RBCs shares are exactly like those of the other shareholders: common/voting;



d ) the estimated remuneration to be paid during the next 12 months, directly or indirectly, by the Issuer and all predecessors, parents, subsidiaries, and affiliates of the Issuer:














35
The Issuer, MHR, its parent, RBC, and its sister companies, all intend to pay Mr. Ramos according to a formula that will be created by a professional compensation specialist, reviewed and adopted by the boards of all of the companies, and then disbursed according to that formula. All of the founding members will participate, but, as of yet, no such discussions have been held.


MHR and the other companies, do, however, wish to inform investors that such compensation, in exchange for more than nine years of dedicated, and largely uncompensated service, will be made and is deserved by the founders.




David J. Karre, M.B.A., M.L.S.




Dates of employment                        Title
Company                   Duties
______________________________________________________________________
March, 2009-present                                Founder/Officer/Director
RBC Companies                   Founder


March 1, 2012-present                        CEO (now retired)        Four
County                        CEO
                                                                Library System


February 1, 2017- present                Vice President                Finger
Lakes
                                                                  Vice Chair of
                 Region Rural
                                                                  the Board
                  Broadband

                         Company, Inc.                   V.P. & Vice

                                                                   Chair


Supplemental:Company pioneer. Founding member, 2009. Leader. Former Chief Executive Officer of large, rural library system in New York, 42 libraries. Achieved annual budget allocations from the New York budgetary process in excess of $30 million, for more than 20 years. Master of Business
Administration and Master of Library Science degrees.


Additional information:


        a ) the amount of securities of the Issuer held by the person as of the thirtieth day before the filing of the registration statement:


Mr. Karre holds 11,765 shares in MHR;


36




 b ) the amount of securities covered by the registration statement to which the person has indicated an intention to subscribe:


Mr. Karre intends no subscription to the shares;


        c ) a description of any material interest of the person in any material transaction with the issuer or a significant subsidiary effected within the previous three years or proposed to be effected:


Mr. Karre has a significant material interest, as a founding shareholder in all facets of MHR. He does not, however, hold any contracts with MHR, and, in addition, his shares are exactly like those of the other shareholders: common/voting;


        d ) the estimated remuneration to be paid during the next 12 months, directly or indirectly, by the Issuer and all predecessors, parents, subsidiaries, and affiliates of the Issuer:


The Issuer, MHR, its parent, RBC, and its sister companies, all intend to pay Mr. Karre according to a formula that will be created by a professional compensation specialist, reviewed and adopted by the boards of all of the companies, and then disbursed according to that formula. All of the founding members will participate, but, as of yet, no such discussions have been held.


MHR and the other companies, do, however, wish to inform investors that such compensation, in exchange for the nearly eight years of dedicated, and largely uncompensated service, will be made and is deserved by the founders.




Thomas A. Burke, Esquire


Dates of employment                        Title
Company                   Duties
______________________________________________________________________


March 1, 2009 - present                Founder/officer/director           RBC
founding companies    officer/director


January 29, 2017                Voting Board Member                        MHR
                 Voting Board

                                                                  Member
March 1, 2012 - present            Attorney[19]


37
Supplemental: Company pioneer. Founding member, 2009. Significant experience with government procurement. Has secured more than $10 million in rural medical technology grants from the State of New York.


Additional information:


        a ) the amount of securities of the Issuer held by the person as of the thirtieth day before the filing of the registration statement:


Mr. Burke holds no shares in MHR. This said, MHR intends to provide to him certain shares for services, as it has done for other officers and directors;


         b ) the amount of securities covered by the registration statement to which the person has indicated an intention to subscribe:


Mr. Burke intends no subscription to the shares;


        c ) a description of any material interest of the person in any material transaction with the issuer or a significant subsidiary effected within the previous three years or proposed to be effected:


Mr. Burke has a significant material interest, as a founding member in all facets of MHR. He owns shares in our other companies. He does not, however, hold any contracts with MHR;


d ) the estimated remuneration to be paid during the next 12 months, directly or indirectly, by the Issuer and all predecessors, parents, subsidiaries, and affiliates of the Issuer:


The Issuer, MHR, its parent, RBC, and its sister companies, all intend to pay Mr. Burke according to a formula that will be created by a professional compensation specialist, reviewed and adopted by the boards of all of the companies, and then disbursed according to that formula. All of the founding members will participate, but, as of yet, no such discussions have been held.


MHR and the other companies, do, however, wish to inform investors that such compensation, in exchange for the nearly eight years of dedicated, and largely uncompensated service, will be made and is deserved by the founders.






38
Olekanma A. Ekekwe, Esquire


Dates of employment                        Title
Company                   Duties
______________________________________________________________________


March 1, 2009 - present                             Founder/Director
     RBC companies           Consultant/

                                                                     Voting

                                                                     Board

                                                                     Member


January 29, 2017                                         Corporate
                                                  Corporate
    Treasurer
Treasurer &
     & Voting
Voting
     Board
Board



                                                                      Member
                                                             Member


March 1, 2012 - present                     Attorney[20]




Supplemental: Company pioneer. Founding member, 2009. Litigator. Significant experience in corporate governance. Realtor.


Additional information:


        a ) the amount of securities of the Issuer held by the person as of the thirtieth day before the filing of the registration statement:


Ms. Ekekwe holds no shares in MHR. This said, MHR intends to provide to her certain shares for services, as it has done for other officers and directors;


 b ) the amount of securities covered by the registration statement to which the person has indicated an intention to subscribe:


Ms. Ekekwe intends no subscription to the shares;


        c ) a description of any material interest of the person in any material transaction with the issuer or a significant subsidiary effected within the previous three years or proposed to be effected:






39
Ms. Ekekwe has a material interest, as a trustee for escrow funds, pursuant to an escrow agreement. She owns no shares of any of the companies;


d ) the estimated remuneration to be paid during the next 12 months, directly or indirectly, by the Issuer and all predecessors, parents, subsidiaries, and affiliates of the Issuer:


The Issuer, MHR, its parent, RBC, and its sister companies, all intend to pay Ms. Ekekwe according to a formula that will be created by a professional compensation specialist, reviewed and adopted by the boards of all of the companies, and then disbursed according to that formula. All of the founding members will participate, but, as of yet, no such discussions have been held.


MHR and the other companies, do, however, wish to inform investors that such compensation, in exchange for the nearly eight years of dedicated, and largely uncompensated service, will be made and is deserved by the founders.



Rick Ench, Independent Consultant on Issues of Native American Policy


Dates of employment                        Title
Company                   Duties
______________________________________________________________________


March 1, 2012 - present                     Independent Consultant
  Self                Consultant on

                                                              Issues of Native

                                                              American Policy
January 29, 2017                        Secretary & Voting Board
                                                             Member
                             MHR                  Corporate

                                                               Secretary &

                                                               Voting Board

                                                               Member



Supplemental: Significant professional experience on issues of planning, organization and funding for Native American regions and lands. Has achieved more than $30 million in grant funding on behalf of Native American Government institutions and agencies.














40


Additional information:


        a ) the amount of securities of the Issuer held by the person as of the thirtieth day before the filing of the registration statement:


Mr. Ench holds no shares in MHR. This said, MHR intends to provide to him certain shares for services, as it has done for other officers and directors;



 b ) the amount of securities covered by the registration statement to which the person has indicated an intention to subscribe:


Mr. Ench intends no subscription to the shares;


        c ) a description of any material interest of the person in any material transaction with the issuer or a significant subsidiary effected within the previous three years or proposed to be effected:


Mr. Ench has no significant material interest in MHR. He owns no shares in any of the companies, including in MHR. He does not hold any contracts with any of the companies, including MHR;


d ) the estimated remuneration to be paid during the next 12 months, directly or indirectly, by the Issuer and all predecessors, parents, subsidiaries, and affiliates of the Issuer:


The Issuer, MHR, its parent, RBC, and its sister companies, all intend to pay Mr. Ench according to a formula that will be created by a professional compensation specialist, reviewed and adopted by the boards of all of the companies, and then disbursed according to that formula. All of the founding members will participate, but, as of yet, no such discussions have been held.


MHR and the other companies, do, however, wish to inform investors that such compensation, in exchange for largely uncompensated service, will be made and is deserved.












41
Greg Ramos, CWO4, Army (Ret.), Large Project Consultant


Dates of employment                        Title
Company                   Duties
______________________________________________________________________


March 1, 2009 - present                              Founder            RBC
founding companies                   Consultant


January 29, 2017                                       Voting
         MHR                                       Voting
                                                                   Board
                                                                    Board
                                                                   Member
                                                                Member


March 1, 2013 - present                          Consultant         Par Steel
Shelving &

             Equipment Co.                                 Consultant




Supplemental: Company pioneer. Founding member, 2009. United States Army (Retired after 25 years of service) Significant experience in large scale military and civilian outdoor project organization and implementation.


Additional information:


        a ) the amount of securities of the Issuer held by the person as of the thirtieth day before the filing of the registration statement:


Mr. Ramos holds no shares in MHR. This said, MHR intends to provide to him certain shares for services, as it has done for other officers and directors;


b ) the amount of securities covered by the registration statement to which the person has indicated an intention to subscribe:


Mr. Ramos intends no subscription to the shares;


        c ) a description of any material interest of the person in any material transaction with the issuer or a significant subsidiary effected within the previous three years or proposed to be effected:


Mr. Ramos has no significant material interest in MHR. He owns no shares in MHR. He does not hold any contracts with any of the companies, including MHR;






42
d ) the estimated remuneration to be paid during the next 12 months, directly or indirectly, by the Issuer and all predecessors, parents, subsidiaries, and affiliates of the Issuer:


The Issuer, MHR, its parent, RBC, and its sister companies, all intend to pay Mr. Ramos according to a formula that will be created by a professional compensation specialist, reviewed and adopted by the boards of all of the companies, and then disbursed according to that formula. All of the founding members will participate, but, as of yet, no such discussions have been held.


MHR and the other companies, do, however, wish to inform investors that such compensation, in exchange for the nearly eight years of dedicated, and largely uncompensated service, will be made and is deserved by the founders.



E . Involvement in certain legal proceedings


1 . Bankruptcy or State insolvency:


There are no members of the group who have been involved in such proceedings.




2 . Criminal proceedings:


There are no members of the group who have been involved in any material proceedings.


3 . Other legal proceedings:


MHR is involved in no other legal proceedings.


4 . Policy proceedings:


Technology advances, including the invention of Theodor, now require that the companies expand their government relations efforts, for both the United States and the European Union. Company officials intend an accelerated effort at orientation, both as to technology solutions that are applicable everywhere, like Theodor, and also as to the new model, also invented by company officials, and disclosed in this Second Amended Offering Circular, as to infrastructure advances.


43


In order to better manage all aspects of its government relations efforts, the companies will continue to keep their world headquarters in Washington, D.C.




SECTION VIII.


ITEM 7 .


REMUNERATION OF DIRECTORS AND OFFICERS




A . Annual remuneration.


MHR has not yet arrived at the point where it will retain the services of a professional compensation expert to guide us on this issue;


B . Proposed remuneration payments.




MHR has not yet arrived at the point where it will retain the services of a professional compensation expert to guide us on this issue.




SECTION IX.


ITEM 8.


SECURITY OWNERSHIP OF MANAGEMENT


AND CERTAIN SECURITYHOLDERS




A . Voting securities and principal holders thereof.


1. By all officers, individually.


David Karre, owns 11,765 common/voting shares of MHR. His shares will be increased in accordance with the dilution formula shown above, and therefore, issuance of more treasury shares.


44
Mr. Ramos owns no shares, individually, in MHR, but rather his ownership interest is as a majority shareholder in RBC, which is the majority shareholder of MHR.


2 . All officers as a group.


David Karre owns 11,765 common/voting shares in MHR.


3 . each shareholder who owns more than 10% of any class of the issuers securities, including those shares subject to outstanding options, or any person, or entity, owning of record or owning beneficially, if known, 10% or more of the outstanding shares of any class of equity security of the Issuer, in Item 6 D., above:


Rural Broadband Company, Inc., owns 55% of MHR.


Lusosystems, Inc. owns 10% of MHR.




B . Ownership.


1 . Pre-offering shares.


Consistent with the original, the First Amended Offering Circular, and this Second Amended Offering Statement, with the exception of Rural Broadband Company, Inc. and Lusosystems, Inc., those shareholders named herein all own shares in the amount of 2% or less of shares owned before the offering, and continue to own less than 2% or less of such shares. Any new officers and directors will be provided with shares, considering dilution, in an amount of less than one half of one percent of all outstanding treasury shares.


Thus, in order to achieve a Regulation A funding offering of $20,000,000.00, the amount of 13,333,000 shares will be issued, and then an amount that, with the calculation of the dilution formula, will keep those shareholders at the same percentage before this offering.


2 . Control votes.


There are no persons who hold or share any voting power either pre-offering, or post-offering.




45


3 . 10% voting shares.


There are no persons who hold shares or the power to vote shares of 10% or more of any shares, other than direct owners of those shares.


C . Non-voting securities and principal holders thereof.


All shares are common/voting shares.




D . Options, warrants, and rights:


Consistent with the one class/ one price rule there are no options, warrants or rights;


E . List all parents of the issuer, showing the basis of control and as to each parent the percentage of voting securities owned or other basis of control by its immediate parent, if any.


1 . Parent.


Rural Broadband Company, Inc. is the parent and project organizing company for its subsidiaries, which are the operating companies.


RBC owns 55% of STR;


2 . Basis of control.


Majority ownership of shares;


3 . Percentage of shares: 55%.






















46
SECTION X.


ITEM 9 .


 INTEREST OF MANAGEMENT


AND OTHERS IN CERTAIN TRANSACTIONS


Brief description of any transactions during the previous two years or any presently proposed transactions, to which MHR or any of its subsidiaries was or is to be a party, in which any of the following persons had or is to have a direct or indirect material interest, naming such person and stating his relationship to the Issuer, the nature of his/her interest in the transaction and, where practicable, the amount of such interest:


A . Any director or officer of the issuer.


All of the officers and directors will have, in the future, material interests in material transactions between MHR and any other companies or persons, and will work to make sure that such material interests with outsiders are in the best interests of MHR;


B . Any nominee for election as a director.


At the present time, there are no nominees for election as a director. Elections were concluded on January 29, 2017. The officers and directors shown in this Second Amended Offering Circular remain in office;


C . Any principal securityholder named in answer to Item 8 A., above.


There are no principal security holders who would hold any material interest in any material transactions that differ from those mentioned in Item 8 A, above;
















47


D . If the Issuer was incorporated or organized within the past three years, any promoter of the issuer.


The Issuer was incorporated more than three  years ago;


E . Any relative or spouse of any of the foregoing persons, or any relative of such spouse, who has the same house as such person or who is a director or officer of MHR its parent or sister subsidiaries.


Greg Ramos is the brother of Tony Ramos. The two do not share the same house, or live in the same State. There are no relatives or spouses of any of the foregoing persons, or any relative of such spouse, who has the same house as such person or who is a director or officer of MHR, its parent or any of its sister subsidiaries;




F . Material transactions involving bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services.


The companies have the escrow services of attorney Olekanma A. Ekekwe, in Washington, D.C. The issuer and attorney, Ekekwe, have signed an escrow contract which provides a 1.5% fee, based on the gross deposited amount, plus any administrative costs or expenses. All investor proceeds will be deposited, and therefore subject to lawyer regulatory action in the following account:
Olekanma A. Ekekwe, as Trustee.


        Mr. Ramos, as the New York State authorized dealer, is the transfer agent and the registrar.


There is no trustee under a trust indenture, or any other material transactions.


There are no further similar services.


















48




G . Material transactions or a series of similar transactions, including all periodic installments in the case of any lease or other agreement providing for periodic payments or installments that does not exceed $3.500,000.


There are no material transactions or a series of similar transactions, including all periodic installments in the case of any lease or other agreement providing for periodic payments or installments that do not exceed $3,500,000.00;




H . Where the interest of the specified person arises solely from the ownership of securities of the Issuer and the specified person receives no extra or special benefit not shared on a pro-rata basis by all of the holders of securities of the class.


There are no persons specified whose interest arises solely from the ownership of securities of MHR, and where such specified person receives any extra or special benefit not shared on a pro-rata basis by all holders of securities of the class, the class being common/voting;


I . Material indirect relationships.


1 . there are no material indirect relationships from such persons position as a director of another corporation or organization which is a party to the transaction;


2. there are no material indirect relationships from the direct or indirect ownership by such person and all other persons specified in Item 8, above, individually or in the aggregate, of less than a 10 percent equity interest in another person which is a party to the transaction;


3 . there are no material indirect relationships where the interest of such person arises solely from the holding of an equity interest (including a limited partnership interest but excluding a general partnership interest) or a creditor interest in another person which is a party to the transaction with the Issuer or any of its subsidiaries and the transaction is not material to such other person;








49




4 . there are no material indirect relationships for any material underwriting discounts and commissions upon the sale of securities by MHR where any of the specified persons was or is to be a principal underwriter or is a controlling person, or member, of a firm which was or is to be a principal underwriter;




5. there are no material indirect relationships as to any transaction involving the purchase or sale of assets by or to MHR, its parent or any of its sister subsidiaries, otherwise than in the ordinary course of business, and thus, no cost of the assets to the purchaser and, if acquired by the seller within two years prior to the transaction, or costs thereof to the seller;


6 . there are no material indirect relationships involving any material transactions which involve remuneration from MHR, its parent or any of its sister subsidiaries, directly or indirectly, to any of the specified persons for services in any capacity unless the interest of such persons arises solely from the ownership individually or in the aggregate of less than 10 percent of any class of equity securities of another corporation furnishing the services to the issuer or its subsidiaries;


7 . there are no persons on whose behalf any part of the offering is to be made in a non-issuer distribution, except to the extent that any authorized distributions by third-party sellers, who have not yet been retained, are made.




SECTION XI.


ITEM 10 .


SECURITIES BEING OFFERED






A . Capital stock.


l . title of class: common;








50




2 . dividend rights: MHR has not yet discussed dividends, and plan to do so only in the context of retaining a compensation expert to guide us on this issue;


3 . voting rights: common to all: All shareholders have one vote for each share owned;


4 . liquidation rights:


The companies anticipate liquidating some shares of pioneer shareholders, at the asking price. Other shareholders will, also, have shares liquidated, due largely to inactivity in terms of shares for services previously provided. These shareholders represent a small fraction of shares issues, and, in essence, the liquidation will represent payment for service rendered, in some cases, as much as eight years ago, when the companies were founded.


Purchased shares are governed by Rule 144, as amended;


5 . preemptive rights:


There are no preemptive rights, and no contracts for any preemptive rights, and thus, the one class / one price format is maintained. In general, however, all shareholders will be issued additional shares with each successive new issue, consistent with their amounts held, and as calculated using the dilution formula shown above;


6 . conversion rights:


There are no conversion rights because there is only one class of stock: common/voting;


7. redemption provisions:


There has been no discussion, yet, as to any redemption of shares, and same will take place upon the retainer of a compensation and shares expert in order to provide guidance;










51


8 . sinking fund provisions:


As there are no bonds being sold in this offering, there are no sinking fund provisions;


9 . liability to further calls or to assessment by the issuer:


There will be no calls or assessments by the Issuer, without further amendment of this Second Amended Offering Circular.




                B . debt securities are being offered:


There are no debt securities being offered as all shares in the offering are one class/ one price.


C . warrants, rights, or convertible securities:


There are no warrants, rights or convertible securities as all shares are one class/ one price.


                D . cryptocurrency authorization:


Section XIII, Item 14, below, explains the manner in which the companies may accept cryptocurrency in consideration for payment of shares.


E . Balance sheet[21]:


Assets


Current Assets                2016                        2017
      2018


Cash                        0                        0                        0



Accounts
receivable                0                        0                        0







52


                                2016                        2017
2018


Inventory                0                        0                0



Prepaid
expenses                0                        0                0



Short-term                0                        0                0

investments


Total current assets                0                        0                0



Fixed (long-term) Assets


        Long-term
        investments                0                        0                0




Property,
        plant & equipment
        (less accumulated
        depreciation)                0                        0
0


        Intangible assets        0                        0                0



Total fixed assets                0                        0                0





Other Assets


        Deferred income        0                        0                0



        Other                        0                        0
0


Total Other Assets                0                        0                0





Total Assets                        0                        0                0





53


                                2016                        2017
2018


Liabilities &
Owners Equity


Current Liabilities


        Accounts payable        0                        0                0



        Short-term loans        0                        0                0



        Income taxes
payable        0                        0                0




        Accrued salaries
& wages                0                        0                0



        Unearned
income                0                        0                0



        Current portion
 of long-term
 debt                        0                        0                0



Total current
 liabilities                        0                        0                0





Long-term
Liabilities


        Long-term
debt                        0                        0                0



        Deferred
income
        tax                        0                        0                0





54
                                2016                        2017
2018


Other                        0                        0                0



Total long-term
liabilities                        0                        0                0





Owners Equity


        Owners
investment                0                        0                0



        Retained
earnings                0                        0                0



        Other                        0                        0
0


Total owners
equity                                0                        0
0


Total Liabilities
& Owners
Equity                        0                        0                0





E . Statements of income, cash flows, and other stockholder equity.


Aside from the information provided in this offering circular, there are no other statements of income, cash flows or other stockholder equity.


F . Financial Statements of Businesses Acquired or to be Acquired.


There are no businesses which have been acquired.


Future and long-term planning, the companies calls for the merger and acquisition of companies, as discussed in this Second Amended Offering Circular.




55




SECTION XII.


ITEM 11.


THIRD-PARTY SELLERS


None as of the date of this amendment.




SECTION XIII.


ITEM 12.


COMPLIANCE - FOREIGN INVESTMENT AND
NATIONAL SECURITY ACT OF 2007


All foreign investors shall make a nominal initial deposit into the Company. Such deposit must be made from the institution which will provide any investment funds, must show the name of the investing company, and the full contact information of the sender must be provided.


Upon receipt of such nominal deposit, the information will be turned over to the office of the Foreign Investment and National Security Act of 2007, for clearance.


No investor contracts shall be concluded until such time as the nominal deposit has been cleared, and the above-mentioned due diligence information provided.






























56




SECTION XIV.


 ITEM 13.


ANTI-MONEY LAUNDERING &
REPORTING OF SUSPICIOUS ACTIVITY


The SEC has provided guidance with respect to companies protecting themselves from money laundering and other suspicious activities by investors.[22]


Further, our companies wish to take further precautions on behalf of our escrow agents.


This being said, the various protecting legislation, rules and guidelines do not apply specifically to issuing companies. Our companies, therefore, here, give notice of voluntary compliance and adherence to such legislation, rules and guidelines.


To this end, investors are advised that, for all investments of three thousand dollars ($3,000.00) or more, a nominal deposit into the company account will be required, if being made electronically, prior to the acceptance of any investor funds into escrow.


For all investments of of three thousand dollars ($3,000.00) or more, in the form of a paper instrument, the name and full address of the investor must appear on the instrument, and a pdf. copy must be provided to the company before being sent to the escrow agent.


Pursuant to all escrow agreements currently in effect with the companies, the escrow agent shall have the discretion to reject any funds into escrow, or to demand further documentation in support of the funds.


Any information concerning investments deemed by the escrow agents to be suspicious will be turned over, on a voluntary basis, by the companies, to the appropriate law enforcement agencies shown in the SEC guidance document.




57






SECTION XV.


 ITEM 14.


ALTERNATIVE PAYMENT METHODS -


CRYPTOCURRENCY ACCEPTED IN CONSIDERATION
FOR PAYMENT OF SHARES




The companies accepts bank wire transfers and certified checks, in payment of shares.


All investor funds go, initially, into the escrow account, pending the election by the investor on the 3-day right of withdrawal.


In addition, effective December 20, 2017, the SEC authorized the companies[23] to accept cryptocurrency in consideration for the payment of shares. Investors wishing to pay with cryptocurrency which is readily convertible to cash, such as Bitcoin, Ethereum, Ripple and Bitcoin Cash, will see their cryptocurrency converted to a U.S. dollar figure at the time of the signing of the subscription agreement. This amount will represent the amount of the investment, and, therefore, the corresponding number of shares issued to the investor, for the said amount of U.S. dollars. The converted amount will be calculated on an exchange, primarily, Coinbase, but also other exchanges. Upon the calculation, company officials will issue a 'sell' order to the exchange, and the cryptocurrency will be liquidated, and the cash proceeds deposited into the wallet of the respective company from which the shares were sold. The U.S. dollar amount deposited in the wallet will be divided by the shares price, to arrive at the number of shares purchased by the investor.














58
For other cryptocurrency, with which an investor may wish to pay for shares, a second 'sell' must be accomplished, in order to arrive at the liquidated figure, by which to calculate the actual number of shares to be purchased. 'Paired' or 'utility' cryptocurrency is primarily based on Ethereum cryptocurrency and its price, for purposes of conversion. Such cryptocurrency may or may not be not listed on any exchange, but, in any case, if such cryptocurrency is not one that an exchange will liquidate, the two-step liquidation/sale process must occur. First, the companies will go to a site that will accept the cryptocurrency. From that site, the cryptocurrency will be converted to a mainstream cryptocurrency, again, Ethereum in most cases. At that point, the U.S. dollar amount of Ethereum will be known. The companies will then 'sell' the cryptocurrency on that site, in exchange for Ethereum. In turn, the Ethereum will be sold on an exchange, like Coinbase, but also other exchanges, and the Ethereum, not the original cryptocurrency, will be deposited into the wallet of the company from which the shares were sold. The U.S. dollar amount deposited in the wallet will be divided by the shares price, to arrive at the number of shares purchased by the investor.






SECTION XVI.


ITEM 15.

REQUEST FOR CONTINUING QUALIFICATION


Mid-Hudson Region Rural Broadband Company, Inc., requests an abatement of this Second Amended Offering Circular, in order that the Office of the New York Attorney General, where Blue Sky offerings are qualified, may first so qualify this Reg. A, Tier 1 offering.
























59


________________
[1] Expenses of this Offering Circular are borne exclusively by the Issuer.
[2] 17 CFR 230.253
[3] The minimum for this offering is $5,000.00 and the maximum is $20 million, of which up to $6 million may be sold by third-party sellers, and/or of which up to the full $20 million may be sold by the Issuer's representative. All offers to be finalized in the State of New York by the Issuer's representative/dealer, which is the situs of the Blue Sky qualification for this offering.
[4] Subject to final price negotiation by third-party sellers.
[5] No shares offered on account of any securities holders. Minus escrow fees and costs and minus third-party seller commissions, bonuses, and administrative costs.
[6] The minimum for this offering is $5,000.00 and the maximum is $20 million, including up to $6 million of which offers may be received by authorized and regulated third-party sellers, and of which, for the same $6 million, 'finders' may refer potential investors to the State of New York authorized dealer for the company, Mr. Ramos. Although offers may be made by anyone worldwide, all sales will be finalized with the Issuer's Representative signing the subscription agreement in the State of New York, where the offering is qualified for Blue Sky purposes by the Attorney General for the State of New York. Pursuant to New York General Business Law, the Issuer's Representative, Tony Ramos, in addition, and as a result of said New York qualification, may act as the Issuer's dealer. Thus, the Issuer may sell up to the full amount, $20 million, subject to the $6 million allotment.




[7] The minimum for this offering is $5,000.00 and the maximum is $20 million, including up to $6 million of which offers may be received by authorized and regulated third-party sellers, and of which, for the same $6 million, 'finders' may refer potential investors to the State of New York authorized dealer for the company, Mr. Ramos. Although offers may be made by anyone worldwide, all sales will be finalized with the Issuer's Representative signing the subscription agreement in the State of New York, where the offering is qualified for Blue Sky purposes by the Attorney General for the State of New York. Pursuant to New York General Business Law, the Issuer's Representative, Tony Ramos, in addition, and as a result of said New York qualification, may act as the Issuer's dealer. Thus, the Issuer may sell up to the full amount, $20 million, subject to the $6 million allotment.


[8] The minimum for this offering is $5,000.00 and the maximum is $20 million, including up to $6 million of which offers may be received by authorized and regulated third-party sellers, and of which, for the same $6 million, 'finders' may refer potential investors to the State of New York authorized dealer for the company, Mr. Ramos. Although offers may be made by anyone worldwide, all sales will be finalized with the Issuer's Representative signing the subscription agreement in the State of New York, where the offering is qualified for Blue Sky purposes by the Attorney General for the State of New York. Pursuant to New York General Business Law, the Issuer's Representative, Tony Ramos, in addition, and as a result of said New York qualification, may act as the Issuer's dealer. Thus, the Issuer may sell up to the full amount, $20 million, subject to the $6 million allotment.




[9] The minimum for this offering is $5,000.00 and the maximum is $20 million, including up to $6 million of which offers may be received by authorized and regulated third-party sellers, and of which, for the same $6 million, 'finders' may refer potential investors to the State of New York authorized dealer for the company, Mr. Ramos. Although offers may be made by anyone worldwide, all sales will be finalized with the Issuer's Representative signing the subscription agreement in the State of New York, where the offering is qualified for Blue Sky purposes by the Attorney General for the State of New York. Pursuant to New York General Business Law, the Issuer's Representative, Tony Ramos, in addition, and as a result of said New York qualification, may act as the Issuer's dealer. Thus, the Issuer may sell up to the full amount, $20 million, subject to the $6 million allotment.


[10] The minimum for this offering is $5,000.00 and the maximum is $20 million, including up to $6 million of which offers may be received by authorized and regulated third-party sellers, and of which, for the same $6 million, 'finders' may refer potential investors to the State of New York authorized dealer for the company, Mr. Ramos. Although offers may be made by anyone worldwide, all sales will be finalized with the Issuer's Representative signing the subscription agreement in the State of New York, where the offering is qualified for Blue Sky purposes by the Attorney General for the State of New York. Pursuant to New York General Business Law, the Issuer's Representative, Tony Ramos, in addition, and as a result of said New York qualification, may act as the Issuer's dealer. Thus, the Issuer may sell up to the full amount, $20 million, subject to the $6 million allotment.


[11] Theodor is the namesake chosen, so as to honor the American pioneer who originated the project that became the transcontinental railroad. Here is the wiki blurb: "Theodore Dehone Judah (March 4, 1826 November 2, 1863) was an American railroad and civil engineer who was a central figure in the original promotion, establishment, and design of the First Transcontinental Railroad. He found investors for what became the Central Pacific Railroad (CPRR). As chief engineer, he performed much of the land survey work to determine the best route for the railroad over the Sierra Nevada mountains."


[12] Company officials have invented this term, and now add it to the lexicon, defined as 'blockchain commerce.'
[13] The minimum for this offering is $5,000.00 and the maximum is $20 million, including up to $6 million of which offers may be received by authorized and regulated third-party sellers, and of which, for the same $6 million, 'finders' may refer potential investors to the State of New York authorized dealer for the company, Mr. Ramos. Although offers may be made by anyone worldwide, all sales will be finalized with the Issuer's Representative signing the subscription agreement in the State of New York, where the offering is qualified for Blue Sky purposes by the Attorney General for the State of New York. Pursuant to New York General Business Law, the Issuer's Representative, Tony Ramos, in addition, and as a result of said New York qualification, may act as the Issuer's dealer. Thus, the Issuer may sell up to the full amount, $20 million, subject to the $6 million allotment.








[14] The companies do not have a token, and, therefore, do not sell their own tokens. This section refers to a user friendly API, to allow the consumer to purchase product and service specific tokens, in payment for such products or services.
[15] The companies are not in, and do not intend to become, generators of blockchain ATM cards. As with all of Theodor, the companies will utilize existing, and future blockchain companies, which do create accounts for, and provide ATM cards and services.
[16]The minimum for this offering is $5,000.00 and the maximum is $20 million, including up to $6 million of which offers may be received by authorized and regulated third-party sellers, and of which, for the same $6 million, 'finders' may refer potential investors to the State of New York authorized dealer for the company, Mr. Ramos. Although offers may be made by anyone worldwide, all sales will be finalized with the Issuer's Representative signing the subscription agreement in the State of New York, where the offering is qualified for Blue Sky purposes by the Attorney General for the State of New York. Pursuant to New York General Business Law, the Issuer's Representative, Tony Ramos, in addition, and as a result of said New York qualification, may act as the Issuer's dealer. Thus, the Issuer may sell up to the full amount, $20 million, subject to the $6 million allotment.




[17] The minimum for this offering is $5,000.00 and the maximum is $20 million, including up to $6 million of which offers may be received by authorized and regulated third-party sellers, and of which, for the same $6 million, 'finders' may refer potential investors to the State of New York authorized dealer for the company, Mr. Ramos. Although offers may be made by anyone worldwide, all sales will be finalized with the Issuer's Representative signing the subscription agreement in the State of New York, where the offering is qualified for Blue Sky purposes by the Attorney General for the State of New York. Pursuant to New York General Business Law, the Issuer's Representative, Tony Ramos, in addition, and as a result of said New York qualification, may act as the Issuer's dealer. Thus, the Issuer may sell up to the full amount, $20 million, unless the third-party sellers sell some or all of the amount up to $6 million.




[18] As amended, effective June 19, 2015.
[19] Admitted to practice law in the State of Connecticut.
[20] Admitted to practice law in Washington, D.C., and in the State of Maryland.
[21] Form 1-A, Part F/S (a)(1) & (b)(1)(2) & (3)(A).
[22]
https://drive.google.com/file/d/0BxfFvX3PZFjzTHNnWC12MENNT3c/view?usp=sharing


[23] As to Finger Lakes Region Rural Broadband Company, Inc., and Western Gateway Region Rural Broadband Company, Inc.